Exhibit 99.1

Rex Energy Announces Pricing of $140 Million of Depositary Shares Representing

Convertible Perpetual Preferred Stock

STATE COLLEGE, Pa., August 13, 2014 (GLOBE NEWSWIRE) – Rex Energy Corporation (“Rex Energy”) (Nasdaq: REXX) today announced that it has priced its registered offering of 1.4 million depositary shares, each representing a 1/100th interest in a share of 6.0% convertible perpetual preferred stock, Series A, with a liquidation preference of $10,000 per share (the “Series A Convertible Preferred Stock”). The offering is expected to close on August 18, 2014, subject to the satisfaction of customary closing conditions. Rex Energy has granted a 30-day option to purchase up to 210,000 additional depositary shares to cover over-allotments, if any.

The net proceeds to Rex Energy from the offering will be approximately $135.2 million, after deducting underwriting discounts, commissions and estimated offering expenses (or approximately $155.5 million, if the underwriters exercise their overallotment option to purchase additional depositary shares in full). Rex Energy intends to use the net proceeds from the offering to fund its Appalachian Basin acquisition from SWEPI, LP, an affiliate of Royal Dutch Shell plc, and the remainder to fund our capital expenditures program and for general corporate purposes.

The Series A Convertible Preferred Stock has a liquidation preference of $10,000 per share, which equates to $100.00 per depositary share. Rex Energy will pay cumulative dividends, when and if declared, in cash, stock or a combination thereof, at its election, on the Series A Convertible Preferred Stock on a quarterly basis at a rate of $600.00 per share (or $6.00 per depositary share), or 6.0%, per year and the Series A Convertible Preferred Stock will be convertible at the option of the holder at an initial conversion rate of 555.56 shares of Rex Energy common stock per share (5.5556 shares of Rex Energy common stock per depositary share), equivalent to an initial conversion price of $18.00 per share of common stock. The conversion price represents a premium of approximately 25.17% relative to the Nasdaq closing sale price of Rex Energy common stock on August 12, 2014 of $14.38 per share. Additionally, subject to certain conditions and time periods, Rex Energy may, at its option, automatically convert all or a portion of the Series A Convertible Preferred Stock to shares of Rex Energy common stock.

In connection with the offering, RBC Capital Markets is acting as Sole Structuring Advisor and Sole Bookrunner. This offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended, forming part of an effective shelf registration statement that Rex Energy has filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus meeting such requirements and relating to the offering may be obtained by contacting: RBC Capital Markets, 3 World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Equity Syndicate, or by telephone at (877) 822-4089, or by email at equityprospectus@rbccm.com. An electronic copy of the prospectus and related prospectus supplement describing the terms of the offering will be filed with the SEC and available on its website at www.sec.gov.

The press release does not constitute an offer to sell or the solicitation of an offer to buy the Series A Convertible Preferred Stock or any other securities of Rex Energy Corporation and shall not constitute an offer, solicitation or sale of these securities in any state or jurisdiction in which such as offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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For more information contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com

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